Exhibit 99.1

Bond Laboratories, Inc. Completes $3 Million Dollar Common Stock Private Placement

Solana Beach, Calif., July 1, 2008, - Bond Laboratories, Inc. (OTC Bulletin Board: BNLB-News), today announced the closing of a private placement of common stock and common stock purchase warrants raising gross proceeds of approximately $3 million.

“Our decision to raise additional equity capital is based on our desire to build inventory," said Eric Schick, President of Bond Laboratories. "Demand for our Fusion 6+Hour Energy Shot continues to climb at a pace that requires a level of inventory that is a multiple of what we have been producing to date. This equity capital raise is an important milestone for the Company as we have secured a significant institutional investment to help fuel our anticipated growth.”

Pursuant to the Common Stock and Warrant purchase agreement date June 26, 2008, the Company sold a total of 3,000,000 common shares and equivalents at a purchase price of $1.00 per share and issued 1,800,000 common stock purchase warrants with an exercise price of $1.25. Pursuant to the Common Stock and Warrant Purchase Agreement, the Company may raise an aggregate of $4 million pursuant to a permitted second closing.

Burnham Hill Partners, a division of Pali Capital Inc., acted as the lead placement agent in the private placement with Chardan Capital Markets, LLC acting as co-placement agent.

About Bond Laboratories, Inc.

Bond Laboratories is a premier marketer and manufacturer of nationally branded fortified foods and beverages. Bond has brought together a seasoned team of highly successful sales and marketing executives with considerable experience in the launch and development of many well known branded products. With our previous nutraceutical and pharmaceutical sales and management expertise, Bond Laboratories, Inc. is currently focused on developing proprietary healthy living products, as well as delivery platforms. For more information on Fusion™ Energy Products, interested persons can go to http://www.got-fusion.com.

Safe Harbor

Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward- looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. Contact: Scott Landow Phone: 858.847.900 sdlandow@bond-labs.com Fax: 858.847.9090